As filed with the Securities and Exchange Commission on March 13, 1998.
                                                      Registration No. 33-87798


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  PHAMIS, INC.
             (Exact name of registrant as specified in its charter)


      Washington                                          91-1141795
-------------------------------                     ----------------------
(State or other jurisdiction of                        (I.R.S. Employer
incorporation or organization)                       Identification Number)

                      1001 Fourth Avenue Plaza, Suite 1500
                            Seattle, Washington 98154
                                (206)622-9558
                    -----------------------------------------
                    (Address of principal executive officers)


AMENDED AND RESTATED 1983 COMBINED NONQUALIFIED AND INCENTIVE STOCK OPTION PLAN AMENDED AND RESTATED 1993 COMBINED INCENTIVE AND NONQUALIFIED STOCK OPTION PLAN
                   1994 NONEMPLOYEE DIRECTOR STOCK OPTION PLAN
                        1994 EMPLOYEE STOCK PURCHASE PLAN
                        SALARY SAVINGS AND DEFERRAL PLAN
                              CAIN OPTION AGREEMENT
                              ---------------------
                           (Full title of the Plans)

                              Robert W. Baker, Jr.
                             IDX Systems Corporation
                               1400 Shelburne Road
                                  P.O. Box 1070
                            Burlington, VT 05402-1070
                                 (802) 862-1022
                   -----------------------------------------
                     (Name, address and telephone number,
                   including area code, of agent for service)

                                   Copies to:

Christopher Umana, Esq.                          Joseph P. Whitford, Esq.
Hale and Dorr LLP                                Foster Pepper & Shefelman PLLC
60 State Street                                  1111 Third Avenue, Suite 3400
Boston, Massachusetts  02109                     Seattle, Washington   98101

                                EXPLANATORY NOTE

         Pursuant to that certain Agreement and Plan of Merger dated as of March 25, 1997 (the "Agreement"), by and among IDX Systems Corporation ("IDX"), Penguin Acquisition Corporation, and PHAMIS, Inc. ("PHAMIS"), IDX effectively assumed all outstanding options to purchase shares of common stock, par value $.0025 per share, of PHAMIS under the: a) Amended and Restated 1983 Combined
Nonqualified and Incentive Stock Option Plan ("1983 Plan"); b) Amended and Restated 1993 Combined Incentive and Nonqualified Stock Option Plan ("1993 Plan"); c) 1994 Nonemployee Director Stock Option Plan ("NED Plan"); and d) Cain Option Agreement ("Cain Agreement"). In addition, pursuant to the Agreement, all shares of PHAMIS Common Stock held in the PHAMIS Salary Savings and Deferral Plan and all outstanding shares issued pursuant to the Employee Stock Purchase Plan, the 1983 Plan, the 1993 Plan, the NED Plan and the Cain Agreement (the "PHAMIS Plans") were converted into shares of IDX Common Stock. Accordingly, PHAMIS hereby deregisters 728,613 shares, the remaining shares of PHAMIS Common Stock that were registered on the Form S-8 but were not issued pursuant to any of the PHAMIS Plans as of July 10, 1997, the Effective Time of the Merger, computed as follows:


Number of Shares originally registered on the Form S-8:                1,450,997

Number of Shares issued and outstanding
Under the PHAMIS Plans:                                                722,384

Number of Shares deregistered:                                         728,613

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on the 18th day of November, 1997.

                                       IDX SYSTEMS CORPORATION
                                       as successor to PHAMIS, INC.


                                       By:/s/ Richard E. Tarrant
                                          ----------------------------
                                          Richard E. Tarrant
                                          Chief Executive Officer and President


         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to Registration Statement has been signed by the following persons in the capacities indicated below on the 19th day of December, 1997.


                                       By:/s/ Richard E. Tarrant
                                          ----------------------------
                                          Richard E. Tarrant
                                          Chief Executive Officer, President and
                                          Director (Principal Executive Officer)


                                       By:/s/ John A. Kane
                                          ----------------------------
                                          John A. Kane
                                          Vice President of Finance and
                                          Administration,
                                          Chief Financial Officer and Treasurer
                                          (Principal Financial Officer)


                                       By:/s/ Paul L. Egerman
                                          ----------------------------
                                          Paul L. Egerman, Director


                                       By:/s/ Henry M. Tufo
                                          ----------------------------
                                          Henry M. Tufo, Director


                                       By:/s/ Steven M. Lash
                                          ----------------------------
                                          Steven M. Lash, Director

                                       By:/s/ Robert H. Hoehl
                                          --------------------------
                                          Robert H. Hoehl, Director


                                       By:/s/ Stuart H. Altman
                                          --------------------------
                                          Stuart H. Altman, Director


                                       By:/s/ Malcolm A. Gleser
                                          -------------------------
                                          Malcolm A. Gleser, Director


                                       By:/s/ Frank T. Sample
                                          -------------------------
                                          Frank T. Sample, Director

         The Salary Savings and Deferral Plan. Pursuant to the requirements of the Securities Act, the trustees of the 401(k) Plan have duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on October 10, 1997.



                                      PHAMIS, INC. SALARY SAVINGS
                                      AND DEFERRAL PLAN


                                      By:/s/ Frank T. Sample
                                         -----------------------
                                         Frank T. Sample